Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (No. 333-190085, No. 333-198715, No. 333-204032, and No. 333-231187 on Forms S-8 and No. 333-236725 on Form S-3) of Physicians Realty Trust of our reports dated February 24, 2023 with respect to the consolidated financial statements and schedules of Physicians Realty Trust, and the effectiveness of internal control over financial reporting of Physicians Realty Trust, included in this Annual Report (Form 10-K) of Physicians Realty Trust for the year ended December 31, 2022.

/s/ Ernst & Young LLP
Milwaukee, Wisconsin
February 24, 2023